EXHIBIT 10.13

RESTRICTED STOCK AWARD AGREEMENT
Under the Pioneer Energy Services Corp. 2020 Equity Incentive Plan

THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of <<Date>> between Pioneer Energy Services Corp., a Delaware corporation (the “Company”), and <<Name>> (the “Participant”).

The Company hereby grants to the Participant an Award of Restricted Stock (the “Award”) which represents Common Shares that are subject to vesting conditions according to the terms and conditions as set forth in this Award Agreement and in the Pioneer Energy Services Corp. 2020 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

In accordance with this grant, and as a condition thereto, the Company and the Participant agree as follows:

Section 1. Number of Common Shares; Date of Grant; Vesting Schedule. The number of shares of Restricted Stock subject to the Award, the grant date, the vesting commencement date and the vesting schedule are set forth in Exhibit A to this Award Agreement.

Section 2 . Transferability. Any unvested shares of Restricted Stock subject to the Award, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, whether voluntarily, involuntarily or by option of law.

Section 3. Termination of Employment or Service. In the event of a termination of the Participant’s employment or service with the Company or any of its Subsidiaries, this Award will be treated as follows:

(a) Death or Disability. If the Participant’s employment or service with the Company or any of its Subsidiaries is terminated due to the Participant’s death or Disability, (i) the number of shares of Time-Vesting Restricted Stock that would have become vested within a period of one year following the date of such termination shall vest as of the date of such termination and any unvested Time-Vesting Restricted Stock shall immediately be forfeited and canceled without any payment or consideration being due from the Company and (ii) a prorata portion of the Performance-Vesting Restricted Stock shall become vested as of the last day of the Performance Period, determined by multiplying the actual number of shares of Performance-Vesting Restricted Stock that would have vested based on actual performance of the Performance Condition, by a fraction (i) the numerator of which is the number of days of service completed in the Performance Period as of the date of termination plus 365 and (ii) the denominator of which is 1,095 and any shares of the Performance-Vesting Restricted Stock that remain unvested at the end of the Performance Period shall immediately be forfeited and canceled without any payment or consideration being due from the Company.

(b) Termination Without Cause or for Good Reason. If the Participant’s employment or service with the Company or any of its Subsidiaries is terminated (i) by the Company or any of its Subsidiaries without Cause or (ii) due to the Participant resigning for Good Reason, (x) all outstanding Time-Vesting Restricted Stock shall vest as of the date of termination and (y) all outstanding Performance-Vesting Restricted Stock shall vest as of the date of termination based on performance of the Performance Condition at target level.

For the purposes of this Award Agreement, “Good Reason” means, a voluntary termination by the Participant due to the occurrence (without the Participant’s consent) of any of the following: (i) material diminution of the Participant’s title, authority or responsibilities as in effect on the Effective Date that is not remedied by the Company within 5 business days after the Participant’s written notice to the Company of such diminution; (ii) a reduction in the Participant’s base salary as in effect on the Effective Date, other than as a result of a reduction (reasonably determined in good faith by the Board to be necessary and in the best interests of the Company in response to (or to reasonably forestall) a deterioration the Company’s financial condition) of not more than 5% that applies generally to similarly situated employees of the Company; or (iii) relocation of the Participant’s principal place of business by more than 45 miles.

(c) Termination for Cause. If the Participant’s employment or service with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause, any unvested shares of Time-Vesting Restricted Stock and Performance-Vesting Restricted Stock shall be immediately forfeited and canceled in their entirety without any payment or consideration being due from the Company.

(d) Voluntary Termination Without Good Reason. If the Participant resigns from the Participant’s employment or service with the Company or any of its Subsidiaries without Good Reason, any unvested shares of Time-Vesting Restricted Stock and Performance-Vesting Restricted Stock shall be immediately forfeited and canceled in their entirety without any payment or consideration being due from the Company.

Section 4. Change in Control. The treatment upon a Change in Control of any unvested shares of Restricted Stock subject to the Award shall be determined by the Committee pursuant to Section 7.01 of the Plan; provided that Section 7.01(d) of the Plan shall not apply to the Award.

Section 5. Voting Rights. For the avoidance of doubt, subject to the Company’s Charter, any unvested shares of Restricted Stock subject to the Award shall be entitled to voting rights to the extent that the Company’s 5.00% Convertible Senior Unsecured PIK Notes due 2025 have voting rights on an as-converted basis.

Section 6. Representations. The Participant represents and warrants that:

(a) If the Participant qualifies as an “Accredited Investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) he or she has completed Annex I hereto, in accordance with the instructions therein.

(b) The Common Shares issued in connection with the Award are for the Participant’s own account for investment and not with any view to the distribution thereof, and the Participant will not sell, assign, transfer or otherwise dispose of the Award or any of the Common Shares issued in connection with the Award, or any interest therein, in violation of the Securities Act or any applicable state securities law.

(c) The Participant understands that (i) the Common Shares issued in connection with the Award will not be registered under the Securities Act or any applicable state securities law and may not be sold or otherwise disposed of unless it is registered or sold or otherwise disposed of in a transaction that is exempt from such registration and (ii) the certificates representing such Common Shares will bear appropriate legends restricting the transferability thereof.

(d) The Participant understands that the Company Group will rely upon the completeness and accuracy of these representations in establishing that the contemplated transactions are exempt from the Securities Act and hereby affirms that all such representations are accurate and complete. The Participant will notify the Company immediately of any changes in any of such information at any time.

Section 7. Restrictive Covenants. As a condition precedent to receiving the Award granted pursuant to this Award Agreement, the Participant shall execute and agree to be subject to the Restrictive Covenant Agreement in substantially the form set forth in Exhibit B to the Pioneer Energy Services Corp. Key Executive Severance Plan. Notwithstanding anything herein to the contrary, if the Participant does not execute and agree to be subject to the Restrictive Covenant Agreement contemporaneously with this Award Agreement, the Award shall be void ab initio and canceled in its entirety without any payment or consideration being due from the Company.

Section 8. Spousal Consent. The Participant agrees to cause any current or future spouse of his or hers to deliver to the Company a consent in the form of the consent set forth in Exhibit B hereto validly executed by such spouse on the date hereof or promptly after any such person becomes his or her spouse, as applicable.

Section 9. Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of laws rules of such state. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Award Agreement or the transactions contemplated hereby.

Section 10. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Award or Award Agreement, prospectively or retroactively; provided, however, and notwithstanding Section 12.02 of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would adversely affect the rights of the Participant will not to that extent be effective without the consent of the Participant.

Section 11. Interpretation. The Participant accepts this Award subject to all the terms and provisions of the Plan; provided that in the event of any conflict between any provision of the Plan and this Award Agreement, this Award Agreement shall control. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan and/or this Award Agreement. Notwithstanding the immediately preceding sentence or the provisions of Section 3.03 of the Plan, any good faith dispute by the Participant of any action taken by the Committee in respect of this Award Agreement (or any applicable provisions of the Plan relating hereto) shall be subject to de novo review by the applicable court. The Participant acknowledges receiving a copy of the Plan.

Section 12. Notices. Any notice under this Award Agreement shall be (i) if in writing, effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Participant at his or her last known address on the books of the Company or, in the case of the Company, at the address set forth below, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 12, or (ii) if delivered by electronic email transmission, effective when a receipt of such e-mail is requested and received.

Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209
Attention: Bryce Seki, VP - General Counsel
E-mail: bseki@pioneeres.com

Section 13. Sections and Headings. All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

Section 14. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Award Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Award Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first above written.

PIONEER ENERGY SERVICES CORP.
By:
Name:
Title:

PARTICIPANT
By:
Name:

ANNEX I

1. The Participant is an Accredited Investor as a result of meeting one or more of the criteria set forth in items 2(a) through (d) below (check the relevant response):

Yes ____________ No ____________

2. If the answer to Question 1 above is yes, the Participant is an Accredited Investor because he or she certifies that (check all appropriate descriptions that apply):

a. ____________ The Participant has individual net worth, or joint net worth with his or her spouse, exceeding $1,000,000. For purposes of this Question 2, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities.

b. ____________ The Participant had individual income exceeding $200,000 in each of the last two calendar years and the Participant has a reasonable expectation of reaching the same income level in the current calendar year. For purposes of this Question 2(b), "income" means annual adjusted gross income, as reported for federal income tax purposes, plus (i) the amount of any tax-exempt interest income received; (ii) the amount of losses claimed as a limited partner in a limited partnership; (iii) any deduction claimed for depletion; (iv) amounts contributed to an IRA or Keogh retirement plan; (v) alimony paid; and (vi) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Code.

c. ____________ The Participant had joint income with his or her spouse exceeding $300,000 in each of the last two calendar years and the Participant has a reasonable expectation of reaching the same income level in the current calendar year, as defined in (b) above.

d. ____________ The Participant is a director, executive officer or general partner of the Company, or a director, executive officer of the Company. (For purposes of this Question 2(d), executive officer means the president; any vice president in charge of a principal business unit, division or function, such as sales, administration or finance; or any other person or persons who perform(s) similar policymaking functions for the Company.)

3. The Participant is qualified to purchase the Common Shares underlying the Award because he or she has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of such investment.

Yes ____________ No ____________

4. The Participant has sufficient knowledge and experience in similar investments to evaluate the merits and risks of an investment in the Company Group.

Yes ____________ No ____________

EXHIBIT A

GRANT NOTICE OF AWARD

1	Number of Common Shares underlying the Award
<<Restricted Stock Shares>>

<<Time-Vesting Restricted Stock Shares>> will be “Time-Vesting Restricted Stock” and

<<Performance-Vesting Restricted Stock Shares>> will be “Performance-Vesting Restricted Stock”

2	Type of Award	Restricted Stock
3	“Grant Date”	<<Grant Date>>
4	“Vesting Commencement Date”	<<Vesting Commencement Date>>
5	Vesting Schedule	Subject to Section 3 of the Award Agreement, the Restricted Stock issued under the Award will vest as follows:

Time-Vesting Restricted Stock will vest 1/3 on each of the first three anniversaries of the Vesting Commencement Date, subject to the Participant’s continuous employment with the Company and its Affiliates.

Performance-Vesting Restricted Stock will vest subject to the Performance Conditions below.
6	“Performance Condition”	<<Performance Condition>>

EXHIBIT B

CONSENT OF SPOUSE

The undersigned spouse of Participant who is the signatory to the foregoing Award Agreement has read and hereby approves the terms and conditions of the Plan and this Award Agreement. In consideration of the Company’s granting his or her spouse the Award as set forth in the Plan and this Award Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Award Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Award Agreement.

___________________________
Name: <<Spouse>>
Spouse of <<Employee Name>>